EXHIBIT 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

American Skiing Company:

We consent to the incorporation by reference in Registration Statement No. 333-48449 on Form S-8 of American Skiing Company of our report dated October 29, 2004, on the consolidated balance sheets of American Skiing Company and subsidiaries as of July 27, 2003 and July 25, 2004, and the related consolidated statements of operations, shareholders’ equity (deficit), and cash flows for each of the years in the three-year period ended July 25, 2004, which report appears in the July 25, 2004 Annual Report on Form 10-K of American Skiing Company.

Our report refers to the adoption of Statement of Financial Accounting Standards No. 142, “Goodwill and Other Intangible Assets,” in the fiscal year ended July 28, 2002 and the adoption of Statement of Financial Accounting Standards No. 150, “Accounting for Certain Financial Instruments with Characteristics of Both Liabilities and Equity,” in the fiscal year ended July 25, 2004.

//KPMG LLP//

Salt Lake City, Utah
November 4, 2004